Exhibit 5.2

WADE MEZEY, ATTORNEY AND COUNSELOR AT LAW

June 13, 2008

Board of Directors / TS Sports, Inc..

Re: Registration Statement on Form S-1 Gentlemen:

You have requested my opinion as to the legality of the issuance of common stock by TW Sports, Inc. (the "Corporation") of up to 4,000,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-1

Pursuant to your request I have reviewed and examined:

(1)	The Articles of Incorporation of the Corporation, (the "Articles");
(2)	The Bylaws of the Corporation;
(3)	Certain resolutions of the Director of the Corporation;
(4)	The Registration Statement; and
(5)	Such other matters as I have deemed relevant to my opinion.

Based upon and subject to the foregoing, it is our opinion that when issued and resold in accordance with the transactions described in the above Registration Statement and Prospectus thereunder, the above shares of the Company’s common stock will be legally issued, fully paid and non-assessable under Delaware law.

Not withstanding the above, I consent to the use of this opinion in the Registration Statement and to the reference to me in the Legal Matters section of the Prospectus contained in the Registration Statement. In giving my consent, I do not admit that I come without the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ J. Wade Mezey

J. Wade Mezey